EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report on the financial statements as of December 31, 2007 of Asia Global Holdings Corp. dated April 14, 2008 in this Form S-8 Registration Statement and the related Prospectus for the registration of 10,000,000 shares of its common stock under the Company’s 2009 Non-Qualified Incentive Stock Compensation Plan, filed with the Securities and Exchange Commission.

/s/ Zhong Yi (Hong Kong) C.P.A. Company Limited
Zhong Yi (Hong Kong) C.P.A. Company Limited

Hong Kong, China
January 20, 2009